Exhibit 99.1

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. ANNOUNCES NEW TRADING SYMBOL AND THE EFFECTIVENESS OF ITS ONE-FOR-11.11 REVERSE SPLIT

Syosset, NY - August 7, 2008 - Porta Systems Corp. (OTC.BB:PYTM) announced today that effective with the opening of business on August 8, 2008, Porta’s common stock will have a new trading symbol - PORT, and that reported trading prices in the common stock will reflect the one-for-11.11 reverse split which was approved by common stockholders on July 31, 2008. Pursuant to the reverse split, each share of Porta’s common stock will be converted into 0.0900090009 share of common stock. The par value of the common stock and the number of authorized shares of common stock were not changed as a result of the reverse split. Porta’s transfer agent will send stockholders the instructions for exchanging certificates for old shares of common stock for certificates for new shares of common stock, reflecting the reverse split.

As reported previously, following the reverse split, Porta effectuated its debt restructuring plan whereby 8,546,429 post reverse split shares of common stock were issued or reserved for creditors as partial consideration for their agreement to reduce Porta's debt by approximately $25,000,000. In addition, key members of Porta's management team received an aggregate of 603,277 shares of common stock. Porta notes that no options were granted to management for many years.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended March 31, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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